Exhibit 3.1

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF E2OPEN, INC.

The undersigned hereby certifies that:

ONE: He is the duly elected and acting Chief Financial Officer of E2open, Inc.

TWO: The Certificate of Incorporation of E2open, Inc. was originally filed with the Secretary of State of Delaware on September 23, 2003 (“Original Certificate”). The Original Certificate was amended by that certain Certificate of Amendment filed with the Secretary of State of Delaware on August 10, 2004 and, thereafter, amended and restated by that certain Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on August 10, 2004 (“First Restated Certificate”). The First Restated Certificate was amended by those certain Certificates of Amendment filed with the Secretary of State of Delaware on March 28, 2005 and May 24, 2005, respectively, and thereafter, amended and restated by that certain Second Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 27, 2005 (“Second Restated Certificate”), which was amended and restated by that certain Third Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on October 31, 2006 (“Third Restated Certificate”), which was amended and restated by that certain Fourth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 27, 2008 (“Fourth Restated Certificate”), which was amended and restated by that certain Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on December 5, 2008 (“Fifth Restated Certificate”), which was amended and restated by that certain Sixth Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on May 29, 2009 (“Sixth Restated Certificate”). The Sixth Restated Certificate is hereby amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is E2open, Inc. (“Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware, 3500 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of its registered agent at that address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“General Corporation Law”).

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of capital stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock authorized to be issued is 1,489,500,000 shares, of which 877,000,000 shares shall be Common Stock, par value $0.001 per share, and of which 612,500,000 shares shall be Preferred Stock, par value $0.001 per share. The authorized Preferred Stock shall be organized as follows: (i) 160,000,000 shares of Series AA Preferred Stock (the “Series AA Preferred”), (ii) 100,000,000 shares of Series BB Preferred Stock (the “Series BB Preferred”), (iii) 152,500,000 shares of Series CC Preferred Stock (the “Series CC Preferred”) and (iv) 200,000,000 shares of Series D Preferred Stock (the “Series D Preferred”). As used herein, “Preferred Stock” shall collectively mean the Series AA Preferred, Series BB Preferred, Series CC Preferred and Series 13 Preferred.

B. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividends.

(a) Preferential Amounts. When, as and if declared by the Board of Directors of the Corporation, the holders of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred shall be entitled to receive out of funds legally available therefor, on a pari passu basis but prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock, Options (as defined below) or Convertible Securities (as defined below)) on Common Stock, dividends on each share of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred at the rate of eight percent (8%) of the Series AA Preferred Original Issue Price (as defined below), Series BB Preferred Original Issue Price (as defined below), Series CC Preferred Original Issue Price (as defined below) and Series D Preferred Original Issue Price (as defined below), respectively, for each such share per calendar year. If the funds of the Corporation are insufficient to provide for the payment to such holders of the full aforesaid dividend amount set forth in this Section 1(a), then such funds as are available shall be distributed ratably among the holders of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred in proportion to the full dividend amount each such holder is otherwise entitled to receive.

(b) Additional Participation. After the payment or the setting apart of payment to the holders of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred of the full dividend amount which they are entitled to be paid under Section 1(a), any additional dividend amount paid within the same calendar year out of funds legally available therefor shall be paid to the holders of Common Stock and Preferred Stock ratably based upon a per-share, as-if-converted to Common Stock basis.

(c) Non-Cumulative. Dividends payable under this Section 1 shall not be cumulative, and no right shall accrue to holders of Preferred Stock or Common Stock under this Section 1 by reason of the fact that dividends on said shares are not declared in any prior period.

(d) Notwithstanding the foregoing, unless any declared dividends of the Preferred Stock shall have been paid (or a sum sufficient for the payment thereof set apart), no shares of Common Stock shall be purchased, redeemed, or acquired by the Corporation and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption, or acquisition thereof.

(e) Exclusions. The provisions of this Section 1 shall not apply to: (i) any repurchase of Common Stock by the Corporation pursuant to agreements that permit the Corporation to repurchase such Common Stock upon the occurrence of certain events, such as termination of services to the Corporation or the exercise of any right of first refusal or similar right; or (ii) any repurchase of any outstanding securities of the Corporation that is approved by a disinterested majority of the Board of Directors of the Corporation.

(f) Original Issue Price. The “Series AA Preferred Original Issue Price”, “Series BB Preferred Original Issue Price”, “Series CC Preferred Original Issue Price” and “Series D Preferred Original Issue Price” shall mean $0.38, $0.32, $0.32 and $0.10, respectively, for each outstanding share of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred, respectively, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series AA Preferred, Series BB Preferred, Series CC Preferred or Series D Preferred, respectively.

2. Liquidation Preference.

(a) Preferential Amounts. In the event of any Liquidation Event (as defined below), either voluntarily or involuntarily, distributions to the stockholders of the Corporation shall be made in the following manner:

(i) The holders of Series D Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to any other holders of the Corporation’s capital stock, an amount per share of Series D Preferred equal to the Series D Preferred Original Issue Price for each such share, plus all declared and unpaid dividends, if any, on such shares. If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment to such holders of the full aforesaid preferential amount set forth in this Section 2(a)(i), then such assets and funds as are available shall be distributed ratably among the holders of Series D Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(ii) The holders of Series CC Preferred shall be entitled to receive, after payment or the setting apart of payment to the holders of Series D Preferred of the full preferential amount which they are entitled to be paid under Section 2(a)(i) herein but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to any other holders of the Corporation’s capital stock, an amount per share of Series CC Preferred equal to the Series CC Preferred Original Issue Price for each such share, plus all declared and unpaid dividends, if any, on such shares. If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment to such holders of the full aforesaid preferential amount set forth in this Section 2(a)(ii), then such assets and funds as are available shall be distributed ratably among the holders of Series CC Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(iii) The holders of Series BB Preferred shall be entitled to receive, after payment or the setting apart of payment to the holders of Series D Preferred and Series CC Preferred of the full preferential amount which they are entitled to be paid under Sections 2(a)(i) and 2(a)(ii) herein but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to any other holders of the Corporation’s capital stock, an amount per share of Series BB Preferred equal to the Series BB Preferred Original Issue Price for each such share, plus all declared and unpaid dividends, if any, on such shares. If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment to such holders of the full aforesaid preferential amount set forth in this Section 2(a)(iii), then such assets and funds as are available shall be distributed ratably among the holders of Series BB Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(iv) The holders of Series AA Preferred shall be entitled to receive, after payment or the setting apart of payment to the holders of Series D Preferred, Series CC Preferred and Series BB Preferred of the full preferential amount which they are entitled to be paid under Sections 2(a)(i), 2(a)(ii) and 2(a)(iii) herein but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to holders of the Corporation’s Common Stock, an amount per share of Series AA Preferred equal to the Series AA Preferred Original Issue Price for each such share, plus all declared and unpaid dividends, if any, on such shares. If, upon the occurrence of a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment to such holders of the full aforesaid preferential amount set forth in this Section 2(a)(iv), then such assets and funds as are available shall be distributed ratably among the holders of Series AA Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(v) After the payment or the setting apart of payment to the holders of Series D Preferred, Series CC Preferred, Series BB Preferred and Series AA Preferred of the full preferential amount which they are entitled to be paid under Sections 2(a)(i), 2(a)(ii), 2(a)(iii) and 2(a)(iv) herein, the holders of Common Stock shall be entitled to receive all remaining assets and funds of the Corporation on a ratable per-share basis.

(vi) Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did. not convert such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(b) Deemed Liquidation. For purposes of this Section 2, a “Liquidation Event” shall mean (A) the sale, transfer or other disposition of all or substantially all of the

Corporation’s assets in a single transaction or a series of related transactions, (B) a merger, consolidation or other business combination of the Corporation with or into another entity (excluding a transaction in which the holders of capital stock of the Corporation immediately prior to such transaction continue to hold at least 50% of the voting power of the capital stock of the Corporation or the surviving or acquiring entity), (C) the disposition by exclusive license, sale or assignment of all or substantially all of the Corporation’s intellectual property rights in a single transaction or a series of related transactions or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that such a transaction shall not constitute a Liquidation Event if (A) its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction, or (B) holders of more than 50% of the outstanding (i) Series AA Preferred and (ii) Series BB Preferred, in each case voting separately as a single class, elect otherwise.

(c) Non-cash Distribution. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2, then the value of the assets to be distributed will be there fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) trading day period ending three (3) trading days prior to the closing of the transaction;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sales prices (whichever is applicable) over the thirty (30) trading day period ending three (3) trading days prior to the closing of the transaction; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined either (A) by mutual agreement between the Board of Directors of the Corporation and the holders of at least a majority of the outstanding Preferred Stock, or (B) by an, independent appraiser (the “Appraiser”) selected in good faith by the Corporation, provided that the Appraiser shall be duly qualified, internationally recognized and approved by the Board of Directors and the holders of at least a majority of the outstanding Preferred Stock.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(d) In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

(i) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(e) hereof.

(e) The Corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of a majority of the then outstanding shares of (i) Series AA Preferred, (ii) Series BB Preferred, (iii) Series CC Preferred and (iv) Series D Preferred, in each case voting separately as a single class.

3. Voting Rights.

(a) General Voting Rights. Except as otherwise required by law and except as otherwise provided in this Restated Certificate of Incorporation, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder, of each share of Preferred Stock shall have one vote for each share of Common Stock into which such share of Preferred Stock could be converted on the record date for determination of the stockholders entitled to vote on such matters, or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock of the Corporation having general voting power and not counted separately as a class. Holders of Common Stock or Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. All holders of Preferred Stock shall be entitled to vote on all matters upon which the holders of Common Stock are entitled to vote. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by a holder could be converted) be rounded to the nearest whole number. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(b) Voting for the Election of Directors.

(i) The holders of shares of Series AA Preferred, voting together as a single class, shall be entitled to elect three (3) members of the Corporation’s Board of Directors (the “Series AA Directors”) at each annual election of the directors or other special meeting or action by written consent taken for such purpose.

(ii) The holders of shares of Series BB Preferred, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors (the “Series BB Director”) at each annual election of the directors or other special meeting or action by written consent taken for such purpose.

(iii) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

4. Conversion. The holders of the Preferred Stock have conversion rights as follows:

(a) Right to Convert. Each share of Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price (as defined below) for such series in effect at the time of the conversion. The “Conversion Price” for the Series AA Preferred, Series BB Preferred, Series CC Preferred and Series D Preferred shall initially be the Series AA Preferred Original Issue Price, Series BB Preferred Original Issue Price, Series CC Preferred Original Issue Price and Series D Preferred Original Issue Price, respectively, and shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Series AA Preferred shall automatically be converted into shares of Common Stock at the then-applicable Conversion Price either (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the

“Securities Act”), covering the offer and sale of securities for the account of the Corporation to the public (“IPO”), or (ii) at any time upon the written election of holders of more than fifty percent (50%) of the then-outstanding Series AA Preferred Stock. Each share of Series BB Preferred shall automatically be converted into shares of Common Stock at the then-applicable Conversion Price either (i) immediately prior to the closing of an IPO at a price per share of at least two (2) times the Series BB Preferred Original Issue Price (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and resulting in gross proceeds to the Company of not less than $30,000,000, or (ii) at any time upon the written election of holders of more than fifty percent (50%) of the then-outstanding Series BB Preferred. Each share of Series CC Preferred shall automatically be converted into shares of Common Stock at the then-applicable Conversion Price either (i) immediately prior to the closing of an IPO at a price per share of at least two (2) times the Series CC Preferred Original Issue Price (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and resulting in gross proceeds to the Company of not less than $30,000,000, or (ii) at any time upon the written election of holders of more than fifty percent (50%) of the then-outstanding Series CC Preferred. Each share of Series D Preferred shall automatically be converted into shares of Common Stock at the then-applicable Conversion Price either (1) immediately prior to the closing of an IPO at a price per share of at least two (2) times the Series D Preferred Original Issue Price (as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and resulting in gross proceeds to the Company of not less than $3,0,000,000, or (ii) at any time upon the written election of holders of more than fifty percent (50%) of the then-outstanding Series D Preferred.

(c) Mechanics of Automatic Conversion. Before any holder of Preferred Stock shall be entitled to receive Common Stock for the conversion of Preferred Stock pursuant to an automatic conversion, such holder shall surrender any right to the Preferred Stock through a written instrument signed by such holder submitted at the principal office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that it elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue Common Stock in such holder’s name, or to the nominee or nominees of such holder, for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with an automatic conversion pursuant to Section 4(b) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Reservation of Stock Issuable upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(e) Adjustments to Conversion Price for Diluting Issuances.

(i) Special Definitions. For purposes of this Section 4(e), the following definitions shall apply:

(1) “Additional Stock” shall mean all shares of Common Stock issued (or deemed to be issued pursuant to Section 4(e)(iii) herein) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issued or issuable upon conversion of, or as a dividend or distribution on, shares of Preferred Stock;

(B) shares of Common Stock issued or issuable to directors, officers or employees of, or consultants to, the Corporation pursuant to a written equity compensation plan or other written agreement approved by the Board of Directors of the Corporation;

(C) shares of Common Stock or Preferred Stock issued or issuable upon the exercise of Options or Convertible Securities outstanding prior to the Original Issue Date;

(D) shares of Common Stock, Options, Convertible Securities or other securities issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar arrangements that are approved by the Board of Directors of the Corporation and are for other than primarily equity financing purposes;

(E) shares issued by reason of any adjustment covered by Section 4(f), 4(g) or 4(h) herein;

(F) shares of Common Stock, Options, Convertible Securities or other securities issued in connection with an acquisition or strategic partnership transaction approved by the Board of Directors;

(G) shares of Common Stock, Options, Convertible Securities or other securities which are otherwise excluded from the definition of “Additional Stock” by the affirmative vote or written consent of holders of at least fifty percent (50%) of the shares of Series BB Preferred, Series CC Preferred and Series D Preferred then outstanding, voting together as a single class;

(H) shares of Series CC Preferred issued or issuable pursuant to the terms of (i) that certain Purchase Agreement dated on or about October 31, 2006, and (ii) that certain Purchase Agreement to dated on or about June 26, 2008, each as may be amended from time to time; or

(I) shares of Common Stock, Options, Convertible Securities or other securities issued in an PO in which all of the Preferred Stock will be converted.

(2) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

(3) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(4) “Original Issue Date” shall mean the effective date of the filing of this Restated Certificate.

(5) “Restated Certificate” shall mean this Seventh Amended and Restated Certificate of Incorporation.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred shall be made in respect of the issuance of Additional Stock unless the consideration per share for Additional Stock issued (or deemed to be issued pursuant to Section 4(e)(iii) herein) by the Corporation is less than the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, respectively, in effect on the date of, and immediately prior to, such issue of Additional Stock.

(iii) Deemed Issue of Additional Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(e)(v)(2) herein) of such Additional Stock would be less than the Conversion Price of the Series BB

Preferred, Series CC Preferred or Series D Preferred in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Stock is deemed to be issued:

(1) no further adjustment in the Conversion Price of the Series BB Preferred, Series CC Preferred or Series r) Preferred shall be made upon the subsequent issue of the Options or Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series BB Preferred, Series CC Preferred and Series D Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series BB Preferred, Series CC Preferred and Series D Preferred computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if;

(A) in the case of Convertible Securities or Options for Common Stock, the only Additional Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(B) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (A) or (B) above shall have the effect of increasing the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred to an amount which exceeds the lower of (i) the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, as the case may be, on the original adjustment date (as adjusted for any adjustments pursuant to Section 4(f), 4(g) or 4(h) between the original adjustment date and the readjustment date), or (ii) the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, as the case may be, that would have resulted from any issuance of Additional Stock between the original adjustment date and such readjustment date; and

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof; no adjustment of the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Clause (3) above.

(iv) Adjustment of Conversion Price. In the event the Corporation shall at any time after the Original Issue Date issue Additional Stock (including Additional Stock deemed to be issued pursuant to Section 4(e)(iii) herein) without consideration or for a consideration per share less than the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) (A + C)

For purposes of the foregoing formula, the following definitions shall apply:

(1) “CP2” shall mean the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, as the case may be, in effect immediately after such issue of Additional Stock;

(2) “CP1” shall mean the Conversion Price of the Series BB Preferred, Series CC Preferred or Series D Preferred, as the case may be, in effect immediately prior to such issue of Additional Stock;

(3) “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion of Convertible Securities (including the Series BB Preferred, Series CC Preferred and Series D Preferred) outstanding immediately prior to such issue);

(4) “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5) “C” shall mean the number of such Additional Stock issued in such transaction.

(v) Determination of Consideration. For purposes of this Section 4(e), the consideration received by the Corporation for the issue of any Additional Stock shall be. computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined either (A) in good faith by the Board of Directors of the Corporation, or (B) by the Appraiser, provided that the Appraiser shall be duly qualified, internationally recognized and approved by the Board of Directors; and

(C) in the event Additional Stock is issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Stock deemed to have been issued pursuant to Section 4(e)(iii) herein shall be determined by dividing:

(A) (the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f) Adjustments for Stock Dividends, Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock, but not the Preferred Stock, shall be subdivided (by stock dividends, splits, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect for each series of Preferred Stock shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock, but not the Preferred Stock, shall be combined or consolidated (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price then in effect for each series of

Preferred Stock shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(g) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities or assets of the Corporation other than shares of Common Stock, in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities or assets of the Corporation which they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock; provided that no such provision shall be made for dividends payable to holders of Preferred Stock pursuant to Section 1 hereof.

(h) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change, all subject to further adjustment as provided herein.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) The Corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 5 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(k) No Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(l) Special Mandatory Conversion. In the event that:

(i) the Company delivers a notice (“Notice”) to each holder of Preferred Stock (1) stating the Company’s bona fide intention to consummate a sale of its debt or equity securities (the “Offered Securities”), as approved by the Board of Directors of the Corporation (a “Qualified Offering”), (2) indicating the material terms upon which it proposes to offer such Offered Securities; (3) identifying such holder’s Pro Rata Share (as defined below) of the Qualified Offering, and (4) offering such holder the right to purchase Offered Securities equal to such holder’s Pro Rata Share of the Qualified Offering on or prior to the date set forth in the Notice (the “Mandatory Conversion Date”); and

(ii) a holder of Preferred Stock (a “Non-Participating Holder”) (together with its affiliates and any assignees reasonably acceptable to the Corporation and provided that such affiliate or assignee is not deemed to be a competitor of the Corporation in the sole discretion of the Corporation’s Board of Directors) does not purchase Offered Securities equal to such holder’s Pro Rata Share of the Qualified Offering as set forth in the Notice on or prior to the Mandatory Conversion Date;

then all shares of Preferred Stock then held by such Non-Participating Holder shall be converted automatically and without further action on the part of such holder into Common Stock of the Corporation (without taking into account any adjustment to the Conversion Price (as defined below) of each such series which may have occurred on or prior to the date of such conversion) on the Mandatory Conversion Date. “Pro Rata Share” shall mean, as to any holder of Preferred Stock, that amount equal to (i) the product of (x) the aggregate dollar amount to be invested by all holders of Preferred Stock as determined by the Board of Directors and as set forth in the Notice multiplied by (y) a fraction, the numerator of which is the number of shares of Preferred Stock held by such holder as of the date of the Notice, and the denominator of which is the total number of shares of Preferred Stock then outstanding as of the date of the Notice.

(m) Mechanics of Special Mandatory Conversion. Upon the occurrence of a special mandatory conversion, the outstanding shares of Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either submitted at the principal office of the Corporation or of any transfer agent for the Preferred Stock, or the holder notifies the Corporation or any transfer agent for the Preferred Stock that such certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such special mandatory conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the principal office of the Corporation or of any transfer agent for the Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue Common Stock in such holder’s name, or to the nominee or nominees of such holder, for the number of shares of Common Stock to which it shall be entitled as aforesaid. Notwithstanding that any certificates for the shares of Preferred Stock shall not have been surrendered for conversion, the shares of Preferred Stock evidenced thereby shall be deemed to be no longer outstanding, and all rights with respect thereto shall forthwith cease and terminate, except only the rights of the holder to receive (i) the shares of Common Stock to which such holder shall be entitled upon conversion thereof and (ii) the amount of cash payable in respect of any fractional share of Common Stock to which the holder shall be entitled.

5. Protective Covenants. In addition to any other rights provided by law, for so long as any shares of Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the affirmative vote of the Required Stockholders (as defined in that certain Second Amended and Restated Stockholders Agreement by and among the Corporation and certain holders of Common Stock or Preferred Stock, as amended from time to time (“Stockholders Agreement”)) (which approval, with respect to any Required Stockholder, shall be deemed granted if not affirmatively granted or denied by such Required Stockholder within ten (10) business days of written notice of the action to be taken), take any action requiring approval of the Required Stockholders pursuant to Section 4.02 of the Stockholders Agreement. For purposes of this Section 5, notice of any action to be taken shall be effective as of the time such notice would be deemed effective if given pursuant to the Stockholders Agreement. Further, (i) for so long as any shares of Series BB Preferred remain outstanding, the Corporation shall not, without first obtaining the affirmative vote of holders of a majority of the outstanding shares of Series BB Preferred, amend any provision of this Restated Certificate if such amendment would adversely affect the powers, preferences, or special rights of the Series BB Preferred; and (ii) for so long as any shares of Series CC Preferred remain outstanding, the Corporation shall not, without first obtaining the affirmative vote of holders of a majority of the outstanding shares of Series CC Preferred, amend any provision of this Restated Certificate if such amendment would adversely affect the powers, preferences, or special rights of the Series CC Preferred; and (ii) for so long as any shares of Series D Preferred remain outstanding, the Corporation shall not, without first obtaining the affirmative vote of holders of a majority of the outstanding shares of Series D Preferred, amend any provision of this Restated Certificate if such amendment would adversely affect the powers, preferences, or special rights of the Series D Preferred.

6. Limitations on Reissuance. No shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.

7. Redemption. The Preferred Stock is not redeemable.

ARTICLE V

To the fullest extent permitted by the General Corporation Law, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is hereafter amended to authorize, with the approval of the Corporation’s stockholders, further reductions in the liability of the Corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law, as so amended.

The Corporation shall have the power to indemnify, to the extent permitted by the General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this ARTICLE V, nor the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this ARTICLE V, shall eliminate or reduce the effect of this ARTICLE V, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE V, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VI

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

ARTICLE VII

Except as otherwise provided in this Restated Certificate, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VIII

The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, the Bylaws or amendment thereof duly adopted by the Board of Directors or by the stockholders.

ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation,

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

* * * *

THREE: The foregoing Seventh Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of E2open, Inc. in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

The undersigned hereby acknowledges that the foregoing certificate is his act and that the facts stated herein are true.

Dated: February 1, 2010

/s/ Peter Maloney
Peter Maloney, Chief Financial Officer